Bionano Genomics Reports Second Quarter 2020 Financial Results and Provides Business Update

Company to host conference call today, Thursday, August 13, at 4:30 pm ET

SAN DIEGO, August 13, 2020 - Bionano Genomics, Inc. (NASDAQ: BNGO), a life sciences instrumentation company that develops and markets Saphyr®, a platform for ultra-sensitive and ultra-specific structural variation detection in genome analysis, today reported its financial results for the second quarter ended June 30, 2020 and provided a business update.

Recent Business Highlights

•From January 1, 2020 through today, processed 493 customer samples, compared to a total of 212 customer samples processed during all of 2019.

•Since commercial launch in February 2017 through today, 91 Saphyr instruments have been installed.

•Announced the publication of data demonstrating 100% concordance between Saphyr system and current gold standard cytogenetic methods in several publications and posters, including:

◦in an online presentation hosted by the Cancer Genomics Consortium (CGC) on May 12, 2020, Dr. Brynn Levy from Columbia University and Dr. Rashmi Kanagal-Shamanna from the MD Anderson Cancer Center each presented data showing 100% concordance between Bionano Genomics’ optical mapping technology and current gold standard cytogenetic methods in leukemia;

◦in multiple presentations at the European Society of Human Genetics (ESHG) Conference, data showed the Saphyr system had detected/solved previously unidentified genetic mutations and demonstrated 100% concordance with standard cytogenetics in leukemias and constitutional aberrations, with Dr. Alexander Hoischen from Radboud University Medical Center concluding that the Saphyr system may allow “a Cytogenetics Revolution”; and

◦announced first publication in a large study from a European consortium, in which (i) the authors reported 100% concordance between optical mapping results from the Saphyr system and gold standard cytogenetic methods in a cohort of patients with a variety of constitutional or inherited genetic disorders, (ii) for leukemia patients, Saphyr enabled key discoveries including novel fusion events never described before in that disease. Saphyr solved previously unidentified genetic diseases by finding novel mutations.

•Significantly expanded scope of research with the COVID-19 host genome structural variant consortium, formed by Dr. Ravindra Kolhe at Augusta University, which is using Bionano genome imaging to research COVID-19 susceptibility. Saphyr’s extremely sensitive structural variation detection technology is expected to be used to analyze samples from COVID-19 patients from dozens of clinical sites throughout North America and Europe. The consortium includes more than 40 world-renowned scientists and institutions.

•Strengthened IP with the receipt of US Patent No. 10,676,352 entitled “Nanonozzle Device Arrays: Their Preparation and Use for Macromolecular Analysis,” covering the addition of a detector, such as a nanopore, to Bionano’s patented nanochannels. The patent describes how such nanodetector could detect DNA sequence information, detect the presence or absence of chemical modifications or specific labels attached to the DNA using a variety of detection technologies, and how such nanochannel-nanodetector combination array, called a nanonozzle device array, can be manufactured.

•Continued growth of installed base of the Saphyr system across the globe, with adoption for digital cytogenetic applications by the UK NHS, the Medical College of Wisconsin, University of Iowa and the Leading South Korean Yonsei University Hospital among the newest adopters.

•Launched a new Bionano PrepTM SP Tissue and Tumor Kit enabling routine analysis of cancer biopsies and animal tissue expanding its addressable market to include solid tumors and model genomes commonly studied in pharmaceutical research and development.

•Added to growing list of publications, including:

◦the European consortium publication discussed above, which demonstrated that Saphyr detected all 100 chromosomal aberrations in 85 samples from genetic disease patients, underscoring Bionano’s continued progress towards its goal of Saphyr becoming the new standard of digital cytogenetic testing;

◦a publication in Nature, for which Saphyr data was considered the gold standard for structural accuracy used to correct structural errors in the first complete telomere-to-telomere assembly a human X-Chromosome;

◦in another publication in Nature, which documented the largest study of a single genetic disorder using Bionano genome imaging technology to date, in which Bionano genome imaging identified the most common structural variations between individuals with DiGeorge Syndrome and was shown to be the only system capable of resolving this extremely complex genome structure; and

◦in another publication in Nature, in which Bionano genome imaging provided essential scaffolding results for six reference-quality bat genomes to help reveal how bats can carry and yet survive deadly viruses.

•Appointed Hannah Mamuszka and Yvonne Linney, Ph.D., to the Board of Directors, adding proven business leadership with strategic knowledge of commercialization of diagnostics in support of Bionano’s mission of developing solutions in digital cytogenetics and genomics research

•In April 2020, completed an underwritten public offering of common stock, pre-funded warrants to purchase shares of common stock, and accompanying common warrants, resulting in approximately $18 million in gross proceeds to the Company, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

“We have made great strides towards validating the scientific credibility of our Saphyr System as we work to establish it as the new gold standard in cytogenetic methods. To that end, we saw leading researchers publish data showing 100% concordance with current cytogenetic methods,” said Erik Holmlin, Ph.D., CEO of Bionano. “Also, we are enabling researchers to develop an understanding of SARS-CoV-2, the virus that causes COVID-19, through our partnership with the structural variant consortium, formed by Dr. Ravindra Kolhe at Augusta University. The scope of work with the consortium was significantly expanded and now includes work analyzing samples from COVID-19 patients around the globe.”

Second Quarter Financial Results

Total Revenue. Total revenue decreased by $1.0 million, or 45.7%, to $1.2 million for the three months ended June 30, 2020 compared to $2.2 million for the same period in 2019. The decrease impacted all geographic regions, largely driven by customers temporarily shutting down their lab operations in response to the COVID-19 pandemic. Below is a summary of changes for the three months ended June 30, 2020 as compared to the same period in 2019:

•North America revenue decreased by $0.6 million, or 43%;
•EMEIA revenue decreased by $0.2 million, or 38%; and
•Asia Pacific revenue decreased by $0.2 million, or 73%.

Cost of Revenue. Total cost of revenue decreased by $1.0 million, or 61.2%, to $0.6 million for the three months ended June 30, 2020 compared to $1.6 million for the same period in 2019, primarily due to a decrease in the number of instrument units sold during the quarter from 8 to 1. This was partially offset by an increase in consumable units sold of 189%.

Operating Expenses. Operating expenses increased by approximately $0.5 million, or 7.4%, to $8.0 million for the three months ended June 30, 2020, compared to $7.5 million for the same period in 2019. The increase was primarily due to headcount additions to our global sales and marketing teams as well as back-office support teams to assist with the growth of our world-wide product distribution. In addition, we incurred increased professional fees to support ongoing business operations and our international presence. Salary reductions implemented in April 2020 partially offset cost increases driven by our headcount additions.

Cash and cash equivalents. At June 30, 2020, the Company had cash and cash equivalents of $17.2 million compared to cash and cash equivalents of $17.3 million at December 31, 2019.

First Half 2020 Financial Results

Total Revenue. Total revenue decreased by $1.7 million, or 42.4%, to $2.3 million for the six months ended June 30, 2020 compared to $4.0 million for the same period in 2019. The decrease impacted all regions, largely driven by customers temporarily shutting down their lab operations in response to the COVID-19 pandemic. Below is a summary of changes for the six months ended June 30, 2020 as compared to the same period in 2019:

•North America revenue decreased by $0.7 million, or 32%;
•EMEIA revenue decreased by $0.7 million, or 51%; and
•Asia Pacific revenue decreased by $0.3 million, or 74%.

Cost of Revenue. Total cost of revenue decreased for the six months ended June 30, 2020 as compared to 2019 primarily due to a decrease in the number of instruments units sold from 14 to 4. This was partially offset by an increase in consumable units sold of 120%.

Operating Expenses. Operating expenses increased by approximately $3.7 million, or 25.8%, to $18.1 million for the six months ended June 30, 2020, compared to $14.4 million for the same period in 2019. Research and development expenses increased $0.6 million, or 12.6%, to $5.1 million for the six months ended June 30, 2020 compared to $4.5 million for the same period in 2019. This is due to headcount additions to our development teams, but slightly offset by the salary reductions implemented in April 2020. In addition, our materials and supply expense increased during the six months ended June 30, 2020 due to continued efforts to innovate our product. Selling, general and administrative expenses increased by $3.1 million, or 31.8%, to $13.0 million for the six months ended June 30, 2020 compared to $9.8 million for the same period in 2019. This is primarily due to headcount additions to our global sales and marketing teams as well as back-office support teams to assist with the growth of our world-wide product distribution. In addition, we incurred increased professional fees to support ongoing business operations and international presence. Lastly, the Company determined that its collection efforts had been exhausted for a portion of its accounts and deemed the accounts receivables balance as not collectible. As a result, the Company recognized bad debt expense of $1.3 million during the six months ended June 30, 2020.

Conference Call & Webcast Details
Date: Thursday, August 13
Time: 4:30 p.m. Eastern Time
Toll Free: 877-407-0784
International: 201-689-8560
Conference ID: 13706933
Webcast: http://public.viavid.com/index.php?id=140743

About Bionano Genomics
Bionano is a genome analysis company providing tools and services based on its Saphyr system to scientists and clinicians conducting genetic research and patient testing. Bionano’s Saphyr system is a platform for ultra-sensitive and ultra-specific structural variation detection that enables researchers and clinicians to accelerate the search for new diagnostics and therapeutic targets and to streamline the study of changes in chromosomes, which is known as cytogenetics. The Saphyr system is comprised of an instrument, chip consumables, reagents and a suite of data analysis tools, and genome analysis services to provide access to data generated by the Saphyr system for researchers who prefer not to adopt the Saphyr system in their labs. For more information, visit www.bionanogenomics.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) convey uncertainty of future events or outcomes and are intended to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: significance of data generated by the Saphyr system; the benefits of the Saphyr system relative to traditional cytogenetic testing methods; the anticipated use of Saphyr as a gold standard for structural accuracy; the continued adoption of Saphyr for cancer, genetics and cytogenetic applications; our contributions to, and the outcomes of, studies relating to COVID-19; the impact of COVID-19 and related governmental responses on our business and financial results; the benefits or potential commercialization of our patent technology; the contribution of our technology towards the understanding of bat’s abilities to tolerate infections; and our efforts to execute on our commercial strategy. Each of these forward-looking statements involves risks and uncertainties. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks and uncertainties associated with: the impact of the COVID-19 pandemic on our business and the global economy; general market conditions; changes in the competitive landscape and the introduction of competitive products; changes in our strategic and commercial plans; our ability to obtain sufficient financing to fund our strategic plans and commercialization efforts; the loss of key members of management and our commercial team; and the risks and uncertainties associated with our business and financial condition in general, including the risks and uncertainties described in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2019 and in other filings subsequently made by us with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACTS

Company Contact:
Erik Holmlin, CEO
Bionano Genomics, Inc.
+1 (858) 888-7610
eholmlin@bionanogenomics.com

Investor Relations Contact:
Ashley R. Robinson
LifeSci Advisors, LLC
+1 (617) 430-7577
arr@lifesciadvisors.com

Media Contact:
Kirsten Thomas
The Ruth Group
+1 (508) 280-6592
kthomas@theruthgroup.com

Bionano Genomics, Inc.
Consolidated Balance Sheets

	June 30, 2020	December 31, 2019

Assets
Current assets:
Cash and cash equivalents	$17,194,000	$17,311,000
Accounts receivable, net	3,249,000	6,334,000
Inventory, net	3,290,000	3,444,000
Prepaid expenses and other current assets	921,000	1,169,000
Total current assets	24,654,000	28,258,000
Property and equipment, net	2,550,000	1,950,000
Total assets	$27,204,000	$30,208,000
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,850,000	$2,699,000
Accrued expenses	2,431,000	3,225,000
Contract liabilities	289,000	358,000
Current portion of long-term debt	13,938,000	20,085,000
Total current liabilities	19,508,000	26,367,000
Long-term debt, net of current portion	1,775,000	—
Long-term contract liabilities	84,000	183,000
Other non-current liabilities	—	44,000
Total liabilities	21,367,000	26,594,000
Total stockholders’ equity (deficit)	5,837,000	3,614,000
Total liabilities and stockholders’ equity (deficit)	$27,204,000	$30,208,000

Bionano Genomics, Inc.
Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Product revenue	$940,000	$2,021,000	$1,923,000	$3,708,000
Other revenue	242,000	154,000	395,000	319,000
Total revenue	1,182,000	2,175,000	2,318,000	4,027,000
Cost of revenue:
Cost of product revenue	515,000	1,525,000	1,289,000	2,645,000
Cost of other revenue	88,000	30,000	170,000	57,000
Total cost of revenue	603,000	1,555,000	1,459,000	2,702,000
Operating expense:
Research and development	2,401,000	2,408,000	5,075,000	4,508,000
Selling, general and administrative	5,613,000	5,056,000	12,981,000	9,846,000
Total operating expense	8,014,000	7,464,000	18,056,000	14,354,000
Loss from operations	(7,435,000)	(6,844,000)	(17,197,000)	(13,029,000)
Other income (expense):
Interest expense (1)	(561,000)	(645,000)	(1,322,000)	(959,000)
Loss on debt extinguishment (1)	—	—	—	(1,333,000)
Other expense (1)	(73,000)	(171,000)	(55,000)	(186,000)
Total other income (expense)	(634,000)	(816,000)	(1,377,000)	(2,478,000)
Loss before income taxes	(8,069,000)	(7,660,000)	(18,574,000)	(15,507,000)
Benefit (provision) for income taxes	(5,000)	(5,000)	(10,000)	(9,000)
Net loss	$(8,074,000)	$(7,665,000)	$(18,584,000)	$(15,516,000)

(1) Prior year numbers have been reclassified to conform with the current year presentation.